EXHIBIT 10.01

EXECUTIVE SERVICE AGREEMENT

THIS EXECUTIVE SERVICE AGREEMENT (the “Agreement”) is deemed made, entered into and effective this 1st day of May, 2014 (the “Effective Date”)

Between: TagLikeMe Corp., a Nevada Corporation, with its principle business address at 7-8 Conduit Street, Third Floor, Mayfair, London, United Kingdom W1S 2XF

(the “Company").

And: Thurlestone Associates Limited, a corporate entity controlled by Richard Elliot-Square, an individual, with its principal business address at 11 Pilgrim Street, United Kingdom, EC4V 6RN

(the "Executive").

WHEREAS:

A. The Company is a reporting company incorporated under the laws of the State of Nevada, U.S.A., and has its common shares listed for trading on the OTC Markets QB under the trading symbol "TAGG";

B. The Company, through its wholly-owned subsidiary, was previously in the business of connecting online users with others while looking for online information and making it easier to collect and share that information (the "Prior Business Operations");

C. The Company, through its wholly-owned subsidiary, is now in the business involving oil and gas exploration and production company pursuant to which leases to certain oilfield properties located primarily in southwest Texas have been acquired (the "Current Business Operations");

D. The Executive, through his wholly-owned entity, Thurleston Associates Limited, is a professional within the area involving the Prior Business Operations and provided executive consultant services to the Company in his capacity as Chief Executive Officer and sole member of the Board of Directors since July 1, 2012, and desires to continue providing such consultant services focusing on financing, administrative and the organizational structure of the Company;

E. The Company has retained the Executive in such capacity since July 1, 2012, and desires to continue to retain the Executive on an independent contractor basis, and the Executive desires to continue to provide such related services to the Company as memoralized in this Agreement (collectively, the “General Services”);

F. It is the intention of the Company and the Executive (at times referred to herein as “Parties”) hereby to memoralize such agreements and understandings between them relating to the terms and conditions of the General Services and, correspondingly, it is their further intention that the terms and conditions of this agreement (the “Agreement”) will replace, in their entirety, all such prior discussions, negotiations, understandings and agreements with respect to the General Services;

G. The Parties hereto have agreed to enter into this Agreement which replaces, in its entirety, all such prior discussions, negotiations, understandings and agreements, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the General Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

H. The Parties desire that this Agreement will not be an employment agreement but, rather, that the Executive will provide the General Services hereunder as an independent contractor. The Executive shall allocate, in his discretion, the amount of time appropriate to providing General Services to the Company and the manner of the provision of any part of the General Services. Provided however, all decisions of the Executive in rendering the General Services must be made in good faith, in the best mutual interests of the Executive and the Company, and carried out in a manner that is generally consistent with accepted industry standards for the provision of such General Services.

I. This Agreement when duly signed and accepted by the Executive; will define the duties, responsibilities and obligations of the Executive; set forth and provide the consideration, expense allowances and any other consideration offered or provided to the Executive hereunder; and as offered by the Company to other Executives providing professional services and consulting services to the Company.

J. The Parties desire to confirm the aggregate amount due and owing to Executive from July 1, 2012 through April 30, 2014 is $225,000.00.

NOW THEREFORE, in consideration of the recited ongoing relationship of the Parties and the promises, covenants, assurances, agreements and financial compensation provided by and between the Parties all of which is mutually acknowledged as good and sufficient consideration, by and between the Parties hereto, and the Company and the Executive hereby promise, covenant and agree as follows:

1. Remuneration

1.1
The Company shall pay to the Executive a base monthly salary of $10,225.00 from July 1, 2012 through April 30, 2014. Thereafter, Executive shall be paid a minimum 10% finders' fee and/or commission on consummated transactions introduced by the Executive to the Company based upon the negotiated terms of such transactions and as agreed upon by the Executive and the Company (the “Executive Fee”).

1.2
The compensation provided for herein will be inclusive of any remuneration otherwise payable to the Executive may be for serving as a director of the Company or any subsidiary of the Company at the request of the Company during the currency of this Agreement.

2. Expenses. The Company shall reimburse the Executive the full amount for all expenses reasonably incurred by the Executive in the proper performance of the General Services, where such expenses are pre-approved under this Agreement by the Company’s Board of Directors (the “Board”) or the controller of the Company at any specified rate or amount, or upon the Executive providing such receipts or other evidence as the Company may reasonably require.

3. Notice of Termination and Termination of the Agreement

3.1
Any Party can terminate this Agreement upon thirty (30) days written notice (herein called “Notice of Termination”) to the other Parties. If the Company terminates the Agreement prior to the Termination Date for any reason other than the Executive’s gross negligence, the Company shall pay the Executive the amount of the Executive Fee as required monthly up and to the Termination Date (as defined below) and an amount equal to forty-eight (48) months of Executive Fees from the Termination Date (the "Severance Pay"). If the Executive terminates the Agreement prior to the Termination Date for any reason, the Company shall pay the Executive the Severance Pay from the date of early termination by the Executive. .

3.2
The Executive is required to provide Notice of Termination herein to the Company and his failure to do so will entitle the Company to only pay the Executive Fee on a prorated basis up to the date of the Notice of Termination by the Executive without notice.

3.3	All expenses and other reimbursable cost payable to the Executive hereunder are payable to the date of effective Notice of Termination as provided hereunder.

4. Term of Agreement. Unless otherwise agreed to in writing by the Parties, this Agreement will commence on the Effective Date and continue on for a six month period basis at which date it shall terminate (herein called the “Termination Date”). The Agreement may be renewed on a six-month basis thereafter upon the mutual consent of the Parties.

5. General Services

5.1
During the continuance of this Agreement the Company hereby agrees to appoint and to retain the Executive as the President of the Company. The Executive hereby agrees to be subject to the direction and supervision of, and to have such authority as is delegated to the Executive by, the Board of Directors of the Company (the “Board”), consistent with such position. The Executive also agrees to provide such related services, associated with the position of President, as the Board may, from time to time, reasonably assign to the Executive and as may be necessary for the ongoing maintenance and development of the Company’s various Business Operations and interests during the continuance of this Agreement (herein collectively described as the “General Services”).

5.2
It being expressly acknowledged and agreed by the Parties that the Executive will commit to and provide to the Company the General Services on the basis set forth herein. In this regard it is hereby acknowledged and agreed that the Executive, as President, shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Chief Executive Officer, and shall have direct responsibility to the Board of Directors as a whole.

5.3	The Executive will perform the said General Services faithfully, diligently, to the best of the Executive’s capabilities with the resources at its disposal and in the best interests of the Company.

5.6
In any event the Executive will not engage in any activity which is in a conflict of interests with its engagement under this Agreement or contrary to the best interests of the Company. In that regard, the Executive and the Company shall regularly consult and make necessary and appropriate records available to one another to assure them, and each of them, that no potential or actual conflict of interest arises in the performance of the responsibilities hereunder by the Executive.

6. Confidentiality, Non-Disclosure, Non-Competition and Non-Circumvention

6.1
The Executive hereby covenants, promises and agrees that he will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the currency of this Agreement, in order to permit the Executive to properly, effectively and efficiently carry out its tasks, duties and activities hereunder. However, by providing such disclosure of Confidential Information to the Executive, the Company relies on the Executive to hold such information as confidential and only disclose the same to those parties, whether directors, officers, employees, agents, representatives or clients and contacts of the Executive “who need to know”, in order that the Executive can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and the Executive during the currency of this Agreement. Due to the nature of the relationship of the Executive to the Company no more precise limitations can be placed on the Executive’s use and disclosure of Confidential Information received from the Company pursuant hereto than as described herein.

6.2
The general nature of the Agreement between the Parties is that the Executive will act on the Company’s behalf in the promotion of the Company’s interests and by way of introductions, consulting to and advising of the Company on matters related to the Current Business. With the broad mandate and scope of this relationship the Company must rely on the fiduciary duty of good faith that the Executive owes the Company as provided under this Agreement and as an Officer of the Company, when the Company is making disclosure to the Executive of Confidential Information about Business opportunities and competitive advantages which the Company has cultivated and developed. All Confidential Information disclosed to the Executive is disclosed on the strict condition that the Executive, will not now or at any future time, use such Confidential Information received from the Company hereunder in any manner inconsistent with the best interests of the Company, except with the express written permission of the Company. The result of these terms and conditions of disclosure of Confidential Information to the Executive by the Company is that the Executive will:

(a)
Only disclose such Confidential Information on a “need to know” basis, but it will be up to the Executive’s reasonable discretion in acting on behalf of and in the best interests of the Company to determine what group or groups “need to know” about such information pursuant to the nature and scope of this Agreement;

(b)
The disclosure of Confidential Information from the Company to the Executive further to the intents and purposes of this Agreement will prohibit the Executive from directly or indirectly using the Confidential Information in a manner that is in conflict with or contrary to the best interests of the Company, except with the Company’s written consent;

(c)
The Executive will not use Confidential Information in a manner that in the view of the Company would constitute a direct or indirect use for a purpose which is in competition with the best interests of the Company or would be a circumvention of the Company’s right or interest in a particular Business opportunity.

(d)
The meaning of Confidential Information (herein called “Confidential Information”) will include any information disclosed by the Company that is declared by the Company either verbally or in writing, depending on the means of communication of such Confidential Information by the Company to the Executive.

(e)	The restrictions on disclosure of Confidential Material do not apply to any of the following circumstances:

(i)	Information forming part of the public domain, which became such through no disclosure or breach of this Agreement on the Executive’s behalf;

(ii)	Information which the Executive can independently prove was received from a Third Party, which was legally entitled to disclose such information;

(iii)
Information which the Executive is legally obligated to disclose in compliance with any applicable law, statute, regulation, order, ruling or directive of an official, tribunal or agency which is binding on the Executive, provided that the Executive must also provide the Company with notice of such disclosure at or before releasing or disclosing the Confidential Information to such official, tribunal or agency so that the Company is afforded an opportunity to file a written objection to such disclosure with such official, tribunal or agency.

6.3
The Executive understands, acknowledges and agrees that the covenants to keep the Confidential Information confidential and not disclose it to Third Parties, except in conformity with this Agreement, is necessary to protect the proprietary interests of Company in such Confidential Information and a breach of these covenants would cause significant loss to the Company in regard to its competitive advantage, market opportunities and financial investment associated with protection of its Confidential Information.

6.4
The Executive further understands, acknowledges and agrees that a breach of these covenants of confidentiality, non-disclosure, non-competition and non-circumvention under this Section 7 (in combination the “Covenants of Confidentiality, Non-Circumvention and Non Disclosure”), will likely cause such irreparable harm to the Company that damages alone would be an inadequate remedy and the Executive consent and agree such equitable remedies including injunctive relief against any further breach which are reasonably justified in addition to any claim for damages based on a breach of these Covenants of Confidentiality, Non-Circumvention and Non Disclosure.

6.5
The Parties mutually acknowledge, confirm and agree that the Covenants of Confidentiality, Non-Circumvention and Non-Disclosure will survive Termination of this Agreement and will continue to bind the Executive to protect the Company’s interest in such Confidential Information disclosed pursuant hereto.

7. Governing Law, Jurisdiction and Currency

7.1	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

7.2
Unless otherwise mutually agreed to in writing by the Parties, any action, proceeding or arbitration in regard to a dispute or direction relating to the subject matter of this Agreement will be solely within the jurisdiction of the appropriate court, tribunal or arbitrator of competent jurisdiction within the State of Nevada.

7.3	Unless otherwise expressly provided for herein or agreed upon in writing by the Parties, all references to money or money consideration are deemed to be in United States Currency (“US$”)

8. Notice

8.1
All notices to be given with respect to this Agreement, unless otherwise provided for, shall be given to Cleary, the Company and the Executive at the respective addresses, fax numbers and email addresses shown below or otherwise communicated by the Parties to each other for such notice and service matters during the currency of this Agreement.

8.2
All notices, requests, demands or other communications made by a Party will be deemed to have been duly delivered: (i) on the date of personal delivery utilizing a process server, courier or other means of physical delivery to the intended recipient (“Personal Service”); or (ii) on the date of facsimile transmission (the “Fax”) on proof of receipt of the Fax; or (iii) on the date of electronic mail (the “email”) with verifiable proof of receipt of such email; or (iv) on the seventh (7th) day after mailing by registered mail with postage prepaid (“Registered Mail”), to the Party’s address, Fax number, email address set out in this Agreement or such other addresses Fax numbers or email address as the Parties or their Representatives may have from time to time during the currency of this Agreement or thereafter and communicated to the other Parties for the purposes of this Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces, restates in full and supersedes all other prior agreements and understandings, both written and oral.

10. Assignments. The Parties agree that neither will assign this Agreement without prior written consent of the other Party.

IN WITNESS WHEREOF this Agreement is hereby signed, sealed and duly executed by the Parties on the Effective Date first above written.

TagLikeMe Corp.

Date: May __, 2014	By:

Thurlestone Associates Limited

Date: May __, 2014	By:
Richard Elliot-Square